Exhibit 4.52

GENERAL CONTRACTING CONDITIONS FOR RESALE OF OMNISSA PRODUCTS Nº 08195-25

By this private agreement, on the one hand, PAGSEGURO INTERNET INSTITUIÇÃO DE PAGAMENTO S.A., a corporation headquartered at Avenida Brigadeiro Faria Lima, No. 1384, 1st to 10th floors, Jardim Paulistano neighborhood, ZIP Code: 01.451-001, in the city of São Paulo, State of São Paulo, enrolled with CNPJ/MF (National Registry of legal Entities) under nº [*****] hereinafter the “CUSTOMER”, and EDGE.UOL TECNOLOGIA LTDA., a company headquartered at Rua Alexandre Dumas, Nº 1.711, 6th floor, Anexo Edge, Chácara Santo Antônio, in the city of São Paulo, State of São Paulo, enrolled with CNPJ/MF (National Registry of legal Entities) under nº [*****] with a branch at Alameda Glete, 700 – 3rd floor, Campos Elíseos, in the city of São Paulo, State of São Paulo, enrolled with CNPJ/MF (National Registry of legal Entities) under nº [*****] and a branch at Avenida Ceci, Nº 1900, Ground Floor, Tamboré, in the city of Barueri, State of São Paulo, Barueri, enrolled with CNPJ/MF (National Registry of legal Entities) under nº [*****] hereinafter referred to simply as “EDGE.UOL,” both represented in accordance with their articles of incorporation,

The Parties hereby agree to enter into the present General Contracting Conditions For Resale of OMNISSA Products (“Contract”), in accordance with the following terms and conditions:

1.                                               PURPOSE. The Customer hereby enters into this agreement with EDGE.UOL, a reseller partner of OMNISSA (“OMNISSA”) in Brazil, to resell the Software Licenses (“OMNISSA Products” or “Products”) to the end-user Customer (CUSTOMER).

1.1         Where applicable, OMNISSA may provide support services to the CUSTOMER related to the scope of this Contract, which will be detailed and formalized in a separate agreement for that purpose.

1.2         Contracting will be entered into upon acceptance of a Technical and/or Commercial Proposal signed by the legal representatives of the Parties, which will set forth the terms of the contracting and other commercial conditions.

1.2.1                  The contracting set forth in the Edge UOL OPT-25/035320-r6.0 Technical and Commercial Proposal, which forms an integral part of this document, is hereby formalized.

1.3         The CUSTOMER hereby acknowledges that OMNISSA Products are provided by OMNISSA in accordance with the OMNISSA End User License Agreement, the current version of which is available at https://www.omnissa.com/general-terms/, and other documents published and made available by OMNISSA to govern the provision of licenses (collectively, the “OMNISSA Terms of Use”). By signing this document, the CUSTOMER hereby declares and acknowledges that:

(i) OMNISSA Products are subject to OMNISSA’s Terms of Use, the terms and conditions of which apply in full to this agreement; (ii) by accessing and using the Products, the CUSTOMER expressly agrees to OMNISSA’s Terms of Use, accepting all of its terms and conditions; (iii) the CUSTOMER has read and understood all the terms and conditions of the OMNISSA Terms of Use and is fully aware of all restrictions and limitations established by OMNISSA regarding the provision of the Products; (iv) all of the CUSTOMER’s data and information are processed through the OMNISSA Products in the interest and on behalf of the CUSTOMER, who retains ownership and control of such data and information, and the CUSTOMER agrees to hold EDGE.UOL and OMNISSA harmless from any liability related to such data and information; (v) OMNISSA’s Terms of Use may be amended by OMNISSA at any time; the CUSTOMER is advised to check the OMNISSA website regularly.

1.4         The CUSTOMER acknowledges that OMNISSA (i) supplies all OMNISSA Products without the right to return any of the OMNISSA Products; (ii) will deliver the ordered OMNISSA Products in a single shipment; and (iii) will not provide any partial shipments of an order or any orders in portions. If, during the term of this Contract, the CUSTOMER wishes to request that OMNISSA Products be shipped in partial shipments, the CUSTOMER must submit a written request to EDGE.UOL. Such a request will be forwarded to OMNISSA and may, at OMNISSA’s discretion, be denied.

2                                                 PAYMENT METHOD. The amounts, payment terms, and method of payment will be specified in the Technical and Commercial Proposal.

2.1         Invoices/Tax Receipts issued by EDGE.UOL must include the CUSTOMER’s information as set forth in the preamble to this Contract.

2.2         Payment of invoices after the due date shall automatically result, without the need for judicial or extrajudicial lawsuit, in late payment interest of [*****] percent) per month until the date of full settlement of the debt, adjusted for inflation based on the IPCA.

2.3         Failure to pay within [*****] days of the invoice due date, following prior notification to the CUSTOMER, shall entitle OMNISSA and EDGE.UOL to suspend access to OMNISSA Products, in addition to the right to terminate this Contract, without prejudice to any other penalties set forth herein.

3                                                 OBLIGATIONS OF THE PARTIES. The contracted offerings may be used solely for the CUSTOMER’s internal business operations, subject to OMNISSA’s Terms of Use and OMNISSA’s other terms and policies, in addition to the provisions set forth in this agreement.

3.1         The CUSTOMER may not resell, supply, rent, distribute, or allow third parties to use the contracted OMNISSA Products.

3.2         The CUSTOMER must comply with all the requirements set forth in applicable data protection laws.

3.3         In accordance with the foregoing, the CUSTOMER acknowledges that EDGE.UOL merely resells OMNISSA Products. Accordingly, the CUSTOMER acknowledges and agrees that EDGE.UOL, as a reseller of OMNISSA Products, is not liable for delays in delivery or for the unavailability of the Products.

3.4         EDGE.UOL makes no warranties regarding the services purchased. The CUSTOMER acknowledges that EDGE.UOL is merely a reseller of OMNISSA Products and that EDGE.UOL and OMNISSA are independent and separate entities. Accordingly, EDGE.UOL and OMNISSA assume no liability for the quality, warranty, support, results, or efficiency of the aforementioned Products. EDGE.UOL assumes no responsibility for the accuracy or completeness of the information regarding the Products, and DISCLAIMS ALL REPRESENTATIONS, WARRANTIES, AND LIABILITIES OF ANY KIND WITH RESPECT TO THE PRODUCT INFORMATION. EDGE.UOL recommends that the

CUSTOMER confirms all information regarding the Products before using them for any purpose. All information regarding the Products is subject to change without notice. EDGE.UOL is not liable for typographical errors or other errors or omissions in the information regarding the Products.

3.5         The CUSTOMER acknowledges and agrees to comply with the specifications of the manufacturer or supplier of the Products. The use of the Products in safety-critical or similar applications is prohibited, where any failure of the Products could result in injury, death, or serious damage to the movable or immovable property of the CUSTOMER or third parties. If the CUSTOMER uses or sells the Products for use in any of these applications, or fails to comply with the relevant manufacturer’s or supplier’s specifications, the CUSTOMER shall bear full liability for the consequences of such actions. The CUSTOMER may not publish or disclose, either directly or through third parties, the results of any comparative or compatibility test, benchmarking, or evaluation (“Test”) of the Products, unless such publication is first approved by OMNISSA and includes all information required by OMNISSA.

3.6         The CUSTOMER hereby declares and agrees that the entire scope of the Products is intended for the CUSTOMER’s exclusive use and must be used in accordance with the rights and rules established by OMNISSA; otherwise, the CUSTOMER shall be liable for any damages caused and/or may have its access suspended or blocked.

3.7         The CUSTOMER hereby declares and acknowledges that OMNISSA Products sold by EDGE.UOL are subject to the export and re-export control laws of the United States of America. The CUSTOMER must comply with such laws and agrees to obtain, and bear the costs of obtaining, any and all necessary licenses, permits, or authorizations if it wishes to export or re-export the Products.

3.7.1                  The CUSTOMER hereby declares and acknowledges that it shall not export or re-export products, services, technologies, or documentation sold by EDGE.UOL (i) to any country to which the United States has imposed an embargo or export restrictions on goods or services, or to any citizen of any country, regardless of location, who intends to transmit or transport the products back to that country; (ii) to any person or entity that the CUSTOMER knows or has reason to know will use the OMNISSA Products or any part thereof in the design, development, production, or use of nuclear, chemical, or biological materials, facilities, or weapons, or in missile systems capable of delivering such weapons, nor in the development of weapons of mass destruction; or (iii) to any person or entity that has been prohibited from participating in U.S. export transactions by any federal agency of the U.S. government. OMNISSA reserves the right to suspend service and/or support as necessary to comply with laws, rules, internal policies, and export control regulations.

3.8         OMNISSA Products, including software or similar intellectual property, are subject to applicable third-party rights, such as patents, copyrights, policies, and/or user licenses, and the CUSTOMER hereby represents and agrees that it shall comply with such rights, failing which it shall be liable for any resulting losses and damages.

3.9         The CUSTOMER hereby declares and agrees that it is fully and solely liable for the development, content, operation, and use of the contracted Products.

3.10     The CUSTOMER hereby declares and agrees that it is responsible for the configuration and use of the contracted Products and for taking precautions to ensure the security, protection, and proper backup of its content, and hereby releases EDGE.UOL and OMNISSA from any claims in this regard, including those related to the loss or deletion of any data.

3.11     The CUSTOMER acknowledges and agrees that OMNISSA Products are provided “AS IS” and without warranties or conditions of any kind, whether express or implied, including, without limitation, the implied warranties of merchantability, title, non-infringement, and fitness for a particular purpose with respect to the OMNISSA Products and otherwise in connection with the subject matter of this agreement. The CUSTOMER shall not make any representations or offer any warranties on behalf of EDGE.UOL and/or the licensor with respect to the Products.

3.12     The CUSTOMER hereby declares that it is aware and agrees that the Products provided by OMNISSA may have their features, functionalities, and support modified or discontinued at any time and without notice by OMNISSA, which shall not give rise to any liability on the part of EDGE.UOL.

3.13     The CUSTOMER may not remove, modify, or omit any copyright notices, trademark notices, or other proprietary notices contained in or appearing on OMNISSA Products.

The CUSTOMER may not: (i) use reverse engineering, decompile, copy, translate, modify, or extract the source code of, or disassemble, the licensed products and/or services, except to the extent that where such activity is expressly permitted by the applicable OMNISSA Terms of Use;

(ii) create multiple Applications, Accounts, or Projects to simulate or act as a single Application, Account, or Project (respectively) or otherwise access the Products in a manner designed to avoid applicable fees; (iii) unless otherwise provided in the OMNISSA Terms of Use, use the Products to operate or enable the operation of any telecommunications services or in connection with any Application that allows the CUSTOMER to make or receive calls on the public telephone network; or (iv) access or use the Products:

3.14

(a) to create, transmit, process, or store data that is subject to the International Arms Trade Regulation; (b) on behalf of, or for the benefit of, any entity or person that is legally prohibited from using the Products, or

(c) to transmit, store, or process protected health information (as defined by HIPAA), unless the Parties enter into a specific agreement for that purpose.

3.15     The CUSTOMER shall refrain from using, for any purpose, the name, trademarks, and/or any other intellectual property of EDGE.UOL and/or OMNISSA, unless such use has been expressly authorized in advance.

3.16     The CUSTOMER acknowledges that the OMNISSA trademarks are the exclusive property of OMNISSA and that the CUSTOMER will not (nor will it allow any third party to) claim ownership of any OMNISSA trademark, any domain name containing any OMNISSA trademark, the goodwill or reputation associated with any OMNISSA trademark, any domain name, or any trademark that may be considered similar to it, by virtue of the CUSTOMER’s use of the OMNISSA trademark, a trademark that may be confused with it, or otherwise, as set forth in OMNISSA’s Terms of Use.

4                                                 PERSONAL DATA PROTECTION. The Parties agree to incorporate into this Contract the data protection provisions to which the Parties are subject, as set forth in the Data Protection Procedures available at https://www.grupouol.com.br/contratos/Anexo-OPERADOR.pdf, which form an integral and inseparable part of this Contract and may be revised to ensure ongoing compliance with applicable law. The Data Protection Procedure does not limit the DATA CONTROLLER’s right to establish additional guidelines and procedures that are consistent with applicable law and the Contract. The Parties hereby agree that, for the purposes of data protection procedures, EDGE.UOL is the PROCESSOR and the CUSTOMER is the DATA CONTROLLER. The CUSTOMER hereby declares that they are aware of and agree that OMNISSA’s access to and processing of their personal data are carried out in accordance with OMNISSA’s data processing rules.

5.                                               LIABILITY OF THE PARTIES. Notwithstanding the foregoing, EDGE.UOL shall be liable only for losses and/or damages directly caused to the CUSTOMER due to its proven and exclusive fault, arising from its role as a reseller, limited to the total amount paid by the CUSTOMER to EDGE.UOL for the provision of the services mentioned in this Contract during the [*****] months preceding the occurrence of the event giving rise to the liability to indemnify. Under no circumstances shall EDGE.UOL be liable for any indirect losses and/or damages incurred by the CUSTOMER or third parties (e.g., loss of profits or revenue, loss of data, loss of use, rework, manufacturing costs, damage to reputation, or loss of customers).

5.1         OMNISSA’s liability regarding the obligation to pay damages shall be limited as provided in OMNISSA’s Terms of Use (https://www.omnissa.com/general-terms/), the full contents of which the CUSTOMER acknowledges and agrees to.

5.2         Except for the obligation to pay, neither Party shall be liable for any failure to perform its obligations under this agreement as a result of causes beyond its control (e.g., acts of God or force majeure, operational disruptions, human or natural disasters, epidemics, material shortages, strikes, criminal acts, delays in the delivery or transportation of products due to the manufacturer’s fault, or the inability to obtain labor or materials through their regular sources).

6.                                               INTELLECTUAL PROPERTY. OMNISSA Products are provided for use during the contracted period and for the CUSTOMER’s exclusive use. All intellectual property rights and ownership rights relating to the Products and their components are owned by OMNISSA and must be respected by the CUSTOMER as set forth in OMNISSA’s Terms of Use (https://www.omnissa.com/general-terms/). Products licensed by OMNISSA are protected by copyright laws and international copyright treaties, as well as by other laws and international treaties relating to intellectual property. Possession, access, or use of the products by the CUSTOMER does not transfer to the CUSTOMER any ownership of the services provided or any intellectual property rights.

7.                                               TERM AND TERMINATION. This Contract shall enter into force on the date of its execution and shall remain in effect for a term of [*****] months from the date of activation of the Offers, and may be renewed by means of an amendment executed by the Parties.

7.1         This Contract may be terminated for cause in the following situations:

(i)             If either Party breaches the terms of this Contract and OMNISSA’s Terms of Use, provided that the Non-Breaching Party notifies the Breaching Party of the breach, and the Breaching Party fails to remedy the breach within [*****] days of such notification;

(ii)          If either Party files for bankruptcy or seeks court-supervised reorganization.

7.2         In the event of termination of the Contract, the CUSTOMER must delete all complete or partial copies of the OMNISSA Products from all of its devices or storage media and provide proof of such deletion through its legal representatives, as described in the OMNISSA Terms of Use, under penalty of legal consequences.

7.3         THE CUSTOMER agrees that termination of the Contract prior to the agreed-upon expiration date shall not entitle the Customer to a refund of any amounts paid.

8.                                               CONFIDENTIALITY. The Parties agree that all information provided by one Party to the other for the performance of this Contract shall be treated as confidential (“Confidential Information”) and shall remain the sole and exclusive property of the disclosing Party (the “Disclosing Party”).

8.1         Neither Party may disclose Confidential Information to any person without the prior written consent of the Disclosing Party, except to its employees, contractors, suppliers, and/or affiliates who need to receive such information for the proper performance of this Contract, provided that such persons agree to the terms of this Clause.

8.2         The Parties agree that all information provided by one Party to the other for the performance of this Contract shall be treated as confidential (“Confidential Information”) and shall remain the sole and exclusive property of the disclosing Party (the “Disclosing Party”).

8.3         The confidentiality obligations between the Parties signing this agreement shall take effect as of the date of its disclosure and shall remain in effect for [*****] years following the termination of the Contract, except in the case of trade secrets, which shall remain in effect indefinitely.

9.                                               GENERAL PROVISIONS. The CUSTOMER hereby declares that it accepts the terms of this Contract and confirms that it is fully aware that the OMNISSA Products will be provided directly by OMNISSA.

9.1         The Parties agree that by signing this instrument, they accept all of its terms and conditions, and that this instrument constitutes a valid and enforceable instrument, which may be enforced by the Parties in the event of a breach.

9.2         The Parties may not transfer the rights and obligations acquired under this agreement without the prior written consent of the other Party, except for an assignment by EDGE.UOL to companies belonging to its corporate group. This instrument is binding on successors and assignees in any capacity.

9.3         EDGE.UOL and the CUSTOMER are independent contracting parties and agree that this agreement does not establish a joint venture, agency relationship, or partnership between them, nor between either of them and OMNISSA.

9.4         If any term or condition is found to be invalid, the remaining terms and conditions will remain in effect.

9.5         The Parties shall not permit persons under the age of 18 (eighteen) to work at night or in hazardous or unhealthy conditions, nor shall they permit any work by persons under the age of 16 (sixteen), except as apprentices from the age of 14 (fourteen), as provided for in Article 7, item XXXIII, of the Federal Constitution.

9.6         The Parties represent and warrant to their suppliers of goods and services that they do not use illegal labor and undertake not to engage in practices amounting to slave labor.

9.7         The Parties shall not engage in discriminatory or restrictive practices that limit access to or retention of employment, such as, but not limited to, on the basis of: sex, origin, race, color, physical condition, religion, marital status, age, family status, or pregnancy.

9.8         The Parties undertake to protect and preserve the environment, as well as to prevent and eliminate practices harmful to the environment, by performing their services in compliance with applicable laws regarding the National Environmental Policy and Environmental Crimes, as well as with legal, regulatory, and administrative acts pertaining to environmental and related matters issued by federal, state, and municipal authorities.

9.9         OMNISSA and/or the company designated by it may, at any time and upon prior notice to the CUSTOMER, conduct an audit to verify the use of the licenses made available to the CUSTOMER under this Contract.

9.10     The CUSTOMER authorizes EDGE.UOL to provide their contact information to OMNISSA, so that OMNISSA may communicate directly with the CUSTOMER for the following purposes:

(i)  fulfill the CUSTOMER's orders;

(ii)   provide the Products to the CUSTOMER’s accounts, including Product updates or security incidents;

(iii)  ensure that the CUSTOMER is notified of the options available to maintain continuity in the provisioning of Products;

(iv)  conduct CUSTOMER satisfaction and service surveys; and

(v)  provide information about new Products.

9.11     The Parties undertake, on their own behalf and on behalf of their officers, directors, employees, and/or representatives, whether de jure or de facto, to comply with Brazilian laws and faithfully commit to refraining from any act, directly or indirectly, that could constitute corruption or an act harmful to public administration, whether national or foreign, as provided for in Article 5 of Federal Law No. 12.846/2013, such as offering promises and/or improper payments, gratuities, gifts, or any direct or indirect advantage to public officials, state employees at any level, political parties and their employees, as well as agents or employees of foreign public administrations. Any breach of anti-corruption laws by a Party shall be deemed a material breach of the Contract and shall entitle the other Party to terminate it immediately for cause.

9.12     The Parties recognize the form of contracting by electronic, digital and computer means as valid and effective, constituting an extrajudicial enforcement order for all legal purposes, even if it is established with an electronic signature or certification outside the ICP-BRASIL standards, as provided by art. 2.200/2001 in force in Brazil. Therefore, this Contract, as well as the Proposal, its annexes, and amendments, may be executed by the aforementioned means, without the need for witnesses, pursuant to paragraph 4 of Article 784 of Law No. 13.105/2015 (Code of Civil Procedure).

10.                                          JURISDICTION. This Contract shall be governed, construed and enforced in accordance with the Brazilian laws. The Parties elected, waiving all others, however privileged it may be, the district courts of the city of São Paulo, State of São Paulo, to settle any disputes arising from the construction of this agreement.

In witness whereof, the Parties sign this Contract. São Paulo,   .

PAGSEGURO INTERNET INSTITUIÇÃO DE PAGAMENTO S.A.

/s/ Renato Bertozzo Duarte____ /s/ Carlos Mauad____________

EDGE.UOL TECNOLOGIA LTDA.

/s/ Rogildo Torquato Landim____ /s/ Marcelo Moojen Epperlein_____

COMMERCIAL PROPOSAL

CFS – Licensing & Support

OMNISSA Horizon Enterprise - [*****] months.

PAGSEGURO INTERNET INSTITUIÇÃO DE PAGAMENTO S.A.

OPT-25/035320-r6.0

PRESENTATION

São Paulo, August 13, 2025.

Referring to Proposal Edge UOL OPT-25/035320-r6.0

PAGSEGURO INTERNET INSTITUIÇÃO DE PAGAMENTO S.A.

In response to your request, we are pleased to present a proposal for an integrated technology solution designed to meet the expectations of PAGSEGURO INTERNET INSTITUICAO DE PAGAMENTO S.A. regarding the Reseller Licensing & Support Solution – OMNISSA Horizon Enterprise – [*****] months.

We offer PAGSEGURO INTERNET INSTITUICAO DE PAGAMENTO S.A. our expertise in providing high-quality services to the corporate market. We have developed this proposal with a commitment to providing the solution that best meets the business needs of PAGSEGURO INTERNET INSTITUICAO DE PAGAMENTO S.A.

We appreciate this opportunity and remain at your disposal should you require any further clarification.

Kind Regards,

Raquel Panini Conrado

INITIAL CONSIDERATIONS

The information contained in this document regarding products, services, images, graphic layouts, and intellectual property is the property of Edge UOL or its respective suppliers. Its reproduction is permitted solely for PAGSEGURO’s internal use and may not be used as a source of information for third parties. Furthermore, all information provided to Edge UOL must not be disclosed or used in other projects, unless authorized in writing by both parties.

The content of this document includes ideas and material owned by Edge UOL and is to be used exclusively for the evaluation of the aforementioned proposal. This material may not be accessed by anyone who is not directly involved with the client or the evaluation of the proposal in question.

The same terms also apply to information obtained during meetings and from documents received regarding PAGSEGURO and used by Edge UOL to prepare this proposal.

No part of this document may be reproduced in other documents and/or presentations without the express written permission of Edge UOL.

COMMERCIAL CONDITIONS

Below is a breakdown of the investment based on the scope outlined in the technical proposal. The lump-sum payment amount is determined in accordance with the considerations described below.

[*****] months
ITEM	QTY	Description	TYPE	Total amount excluding taxes in U$	Total amount excluding taxes in U$
[*****]	[*****]	[*****]	[*****]	[*****]	[*****]
[*****]	[*****]	[*****]	[*****]	[*****]	[*****]
[*****]					[*****]

COMMERCIAL CONSIDERATIONS

•                                         Validity of the proposal: [*****] business days. If this period expires without the Customer having returned the duly signed document to EDGE UOL, the terms and conditions set forth herein may be revised by EDGE UOL;

• [*****] payment term (upfront—subject to credit review)

•                                    The amounts are shown in dollars, converted using the Ptax exchange rate on the date the invoices were issued to the customer in Brazilian reais (BRL).

•                                         Any changes to the tax rates applied or to the tax base for taxes levied on the value of the supply covered by this proposal, as well as any taxes that may be created from this date forward, even if due the waive of an exemption shall result in the adjustment of the offered prices upward or downward, in accordance with the resulting change;

•                                         The Customer’s failure to comply with the obligations set forth in the Technical and Commercial Proposal, which results in a delay in the originally proposed schedule, does not exempt the Customer from timely compliance with its other obligations, particularly those relating to payments due;

•                                         The prices are valid only for the quantities and specifications listed in this quote;

•                                         In the event of any circumstances or actions that may undermine the economic and financial stability of this Contract, EDGE UOL and the Customer shall use their best efforts to resolve and address the resulting situation in order to prevent any economic, financial, or other losses arising under this Contract;

TERMS OF ACCEPTANCE

São Paulo, August 13, 2025.

From: PAGSEGURO INTERNET INSTITUIÇÃO DE PAGAMENTO S.A.

To: Edge UOL Dear

Sirs:

PAGSEGURO INTERNET INSTITUICAO DE PAGAMENTO S.A. hereby declares, through its legal representative, that it accepts all the terms and conditions set forth in this proposal, acknowledging that:

By signing this agreement, you authorize Edge UOL to bill you for the services in accordance with the rates and terms described in the Proposal;

/s/ Renato Bertozzo Duarte

EDGE.UOL TECNOLOGIA LTDA.

PAGSEGURO INTERNET INSTITUICAO DE PAGAMENTO S.A.	Name:
Name: Title:	Title:

/s/ Carlos Mauad	/s/ Marcelo Moojen Epperlein
Name: Title:	Name: Title:
Witnesses:	Witnesses:

/s/ Jarciane Jennifer Pereira Soares
Name:	Name: